Exhibit 99.1

GREAT PLAINS ENERGY REPORTS FIRST QUARTER 2014 RESULTS
Kansas City, Mo. (May 8, 2014) - Great Plains Energy (NYSE: GXP) today announced first quarter 2014 earnings of $23.4 million or $0.15 per share of average common stock outstanding, compared with first quarter 2013 earnings of $25.6 million or $0.17 per share. The Company is also affirming its 2014 earnings guidance range of $1.60 to $1.75 per share.
“We continue to see a return of customer demand growth in our service territory and believe that we are well positioned to deliver strong financial performance,” commented Terry Bassham, chairman and chief executive officer of Great Plains Energy.
Great Plains Energy:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Three Months Ended March 31
(Unaudited)
	Earnings		Earnings per Great
			Plains Energy Share
	2014	2013	2014	2013
	(millions)
Electric Utility	$26.1	$27.6	$0.17	$0.18
Other	(2.3)	(1.6)	(0.02)	(0.01)
Net income	23.8	26.0	0.15	0.17
Preferred dividends	(0.4)	(0.4)	—	—
Earnings available for common shareholders	$23.4	$25.6	$0.15	$0.17
On a per-share basis, favorable drivers for the first quarter 2014 compared to the same period in 2013 included the following:

•	About $0.05 from favorable weather driven by a 15 percent increase in heating degree days;

•	Approximately $0.04 from new retail rates in Missouri which became effective in late January 2013; and

•	An estimated $0.02 impact from an increase in weather-normalized retail demand.

The factors above were more than offset by the following:

•
A $0.04 increase in operating and maintenance expense at the Wolf Creek nuclear unit from a planned mid-cycle maintenance outage that began in early March 2014 and increased amortization from a planned refueling outage that began in the first quarter of 2013, where costs are deferred and amortized;

•
Other operating and maintenance expense increases of $0.05, including $0.02 due to increased operating and maintenance costs at coal units primarily due to outages and $0.01 from increased Missouri Energy Efficiency Investment Act (MEEIA) costs, which are included in retail rates;

•	$0.02 due to an increase in general taxes resulting from higher property taxes; and

•	About a $0.02 increase in other items.
While the Company experienced colder weather in the first quarter, the timing of generating unit outages reduced the full earnings opportunity.
Electric Utility Segment:
The Electric Utility segment, which includes Kansas City Power & Light Company (KCP&L) and the regulated utility operations of KCP&L Greater Missouri Operations Company (GMO), generated net income of $26.1 million or $0.17 per share for the first quarter 2014 compared to $27.6 million or $0.18 per share for the same period in 2013.
Key drivers influencing the segment results included the following:

•	A $27.1 million increase in pre-tax gross margin primarily due to:

◦	Approximately $13 million due to weather in the first quarter 2014 that was colder than 2013;

◦	An estimated $9 million from new retail rates in Missouri which became effective in late January 2013; and

◦	Approximately $4 million from an increase in weather-normalized retail demand;

•	A $31.0 million increase in pre-tax other operating expenses primarily due to the following:

◦
A $10.0 million increase in Wolf Creek operating and maintenance expense due to the planned mid-cycle maintenance outage that began in March 2014 and increased amortization from the planned refueling outage that began in the first quarter of 2013, where costs are deferred and amortized;

◦	A $5.8 million increase in operating and maintenance costs at coal units primarily due to outages;

◦	A $5.1 million increase in general taxes resulting from higher property taxes; and

◦	A $1.6 million increase in MEEIA costs which are included in retail rates;

•	A $4.3 million increase in pre-tax depreciation and amortization expense driven by capital additions;

•	A $3.1 million increase in non-operating income and expense attributable to a $3.4 million increase in the equity component of Allowance for Funds Used During Construction (AFUDC); and

•	A $2.8 million decrease in income tax expense primarily due to lower pre-tax income and the effect of the regulatory treatment of timing differences for the increase in the equity component of AFUDC.
Overall retail MWh sales were up 6.6 percent in the quarter compared to the first quarter 2013 with the increase driven by weather and weather-normalized retail demand. On a weather-normalized basis, retail MWh sales increased an estimated 1.7 percent compared to the first quarter 2013. Compared to normal weather, the favorable impact in the first quarter 2014 was approximately $0.06 per share.

Other Category:
Results for the Other category primarily include unallocated corporate charges, GMO non-regulated operations and preferred dividends. For the first quarter 2014, the Other category recorded a loss of $2.7 million or $0.02 per share compared to a loss of $2.0 million or $0.01 per share for the same period in 2013.
Great Plains Energy will post its 2014 First Quarter Form 10-Q, as well as supplemental financial information related to the first quarter on its website, www.greatplainsenergy.com.
Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9:00 a.m. EDT Friday, May 9, 2014, to review the Company’s 2014 first quarter earnings and operating results.
A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains Energy’s website at www.greatplainsenergy.com. The webcast will be accessible only in a “listen-only” mode.
The conference call may be accessible by dialing (888) 353-7071 (U.S./Canada) or (724) 498-4416 (international) five to ten minutes prior to the scheduled start time. The pass code is 26260297.
A replay and transcript of the call will be available later in the day by accessing the investor relations section of the company’s website. A telephonic replay of the conference call will also be available through May 16, 2014, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (international). The pass code is 26260297.

About Great Plains Energy:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest. Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company use KCP&L as a brand name. More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

Forward-Looking Statements:
Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy and KCP&L are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; the outcome of contract negotiations for goods and services; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates the Companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including but not limited to cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; Great Plains Energy’s ability to successfully manage transmission joint venture; the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; and other risks and uncertainties.
This list of factors is not all-inclusive because it is not possible to predict all factors. Other risk factors are detailed from time to time in Great Plains Energy’s and KCP&L’s quarterly reports on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission. Each forward-looking statement speaks only as of the date of the particular statement. Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Great Plains Energy Contacts:
Investors: Tony Carreño, Director, Investor Relations, 816-654-1763, anthony.carreno@kcpl.com
Media: Katie McDonald, Director Corporate Communications, 816-556-2365,
katie.mcdonald@kcpl.com

Attachment A
Gross margin is a financial measure that is not calculated in accordance with generally accepted accounting principles (GAAP). Gross margin, as used by Great Plains Energy, is defined as operating revenues less fuel, purchased power and transmission. The company’s expense for fuel, purchased power and transmission, offset by wholesale sales margin, is subject to recovery through cost adjustment mechanisms, except for KCP&L’s Missouri retail operations. As a result, operating revenues increase or decrease in relation to a significant portion of these expenses. Management believes that gross margin provides a more meaningful basis for evaluating the Electric Utility segment’s operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses. Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors. The company’s definition of gross margin may differ from similar terms used by other companies. A reconciliation to GAAP operating revenues is provided in the table below.

Great Plains Energy Incorporated
Reconciliation of Gross Margin to Operating Revenues
(Unaudited)

Three Months Ended March 31	2014	2013
	(millions)
Operating revenues	$585.1	$542.2
Fuel	(135.2)	(132.2)
Purchased power	(45.4)	(38.8)
Transmission	(17.6)	(11.4)
Gross margin	$386.9	$359.8